PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED NOVEMBER 7, 1997)

                                 $105,000,000
                Consolidated Edison Company of New York, Inc.
                       7.10% Debentures, Series 1998 B
                              Due February 1, 2028


      The Debentures are unsecured debt securities of Consolidated Edison Company of New York, Inc. ("Con Edison") which will mature on February 1, 2028.

      Interest on the Debentures is payable on August 1, 1998 and thereafter semi-annually on February 1 and August 1 in each year. The Debentures may be redeemed by Con Edison, as a whole at any time, or in part from time to time, on or after February 1, 2008 at an initial redemption price of 103.371% of the principal amount, and thereafter at prices declining annually to par on February 1, 2018. See "Description of Debentures."

      The Debentures will be issued in fully-registered form and will initially be represented by one or more Global Securities registered in the name of Cede & Co., as nominee for The Depository Trust Company ("DTC") which has agreed to act as securities depository for the Debentures. Except under the limited circumstances described herein, beneficial interests in Debentures will be shown only on records maintained by, transfers of Debentures will be effected only through, and payments of principal of and premium, if any, and interest on Debentures will be made only through, DTC or a successor depository appointed by Con Edison, and participants therein. See "Description of Debentures - Book-Entry System." Settlement for the Debentures will be in immediately available funds.


        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
                 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                    PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                 Price           Underwriting   Proceeds to Con
                             To Public (1)       Discount (2)    Edison (1)(3)
Per Debenture....               99.642%             .500%           99.142%
Total...............         $104,624,100          $525,000      $104,099,100
(1)    Plus accrued interest, if any, from February 3, 1998 to the date of delivery.
(2)Con  Edison  has  agreed  to  indemnify  the   Underwriter   against  certain
   liabilities, including liabilities under the Securities Act of 1933, as amended.
(3)Before   deduction   of  expenses   payable  by  Con  Edison   estimated   at
   approximately $150,000.

     The Debentures offered hereby are offered by the Underwriter subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery and acceptance by the Underiter and to certain other conditions. It is expected that delivery of the Debentures will be made through the facilities of DTC on or about February 3, 1998.

                             Merrill Lynch & Co.


         The date of this Prospectus Supplement is January 29, 1998.

===============================================================================
                                 USE OF PROCEEDS
===============================================================================

      It is expected that the net proceeds to be received by Con Edison from the sale of the Debentures, along with other funds of Con Edison, will be applied to redeem all $100 million aggregate principal amount outstanding of Con Edison's 8.05% Debentures, Series 1992 F (due December 15, 2027).

                             RECENT DEVELOPMENTS

      On January 1, 1998, Consolidated Edison, Inc. ("CEI") became the holding company for Con Edison when, pursuant to an Agreement and Plan of Exchange approved at a Special Meeting of Stockholders held in December 1997, the outstanding shares of Con Edison's Common Stock, $2.50 par value were exchanged automatically on a share-for-share basis for shares of CEI's Common Shares, $.10 par value. Con Edison's debt securities and preferred stock remained securities of Con Edison.

      Con Edison's unaudited net income for common stock for the year ended December 31, 1997 was $694.5 million compared with $688.2 million in the corresponding 1996 period. For the quarter ended December 31, 1997, unaudited net income for common stock was $139.1 million compared with $115.5 million in the corresponding 1996 period.

     In December 1997, the Board of Directors of CEI and the Board of Trustees of Con Edison authorized the repurchase of up to an aggregate amount of $1 billion ofCEI Common Shares ($.10 par value), subject to New York State Public Service Commission ("PSC") approval and market conditions. The PSC is expected to act on the repurchase during the first quarter of 1998. The repurchase is expected to be funded by Con Edison from internally-generated funds, debt financings and, depending on the timing, the net proceeds of generating plant sales.

                          DESCRIPTION OF DEBENTURES

General

      The Debentures offered hereby will mature on February 1, 2028, unless the Debentures are redeemed prior thereto. See "Redemption," below.

       See   "Description  of  Securities"  in  the  Prospectus  for  additional information concerning the Debentures and the Indenture under which they are to be issued.

Interest

      Con Edison shall pay interest on the Debentures at the rate per annum stated on the first page of this Prospectus Supplement. Such interest shall accrue from February 3, 1998 or from the most recent interest payment date to which interest has been paid and is payable on August 1, 1998 and thereafter semi-annually on February 1 and August 1 in each year to holders of record at the close of business on the fifteenth day, whether or not a business day, of the calendar month next preceding such interest payment date, except as otherwise provided in the Indenture.

Redemption

      Con Edison may redeem the Debentures, as a whole at any time, or in part from time to time, on or after February 1, 2008, at the following redemption prices (expressed as a percentage of the principal amount of the Debentures to be redeemed), together with unpaid interest accrued to the date fixed for redemption, if redeemed during the twelve-month period beginning on February 1,

                      Redemption                                Redemption
Year                   Price               Year                   Price
2008                  103.371%             2014                 101.348%
2009                  103.034%             2015                 101.011%
2010                  102.697%             2016                 100.674%
2011                  102.360%             2017                 100.337%
2012                  102.023%             2018 and thereafter  100.000%
2013                  101.686%

Book-Entry System

      This  discussion  of  DTC  and  its  book-entry  system   supplements  the
discussion of depositary arrangements in "Description of Securities - Global Securities" in the Prospectus.

      DTC will act as securities depository for the Debentures. The Debentures will be issued in fully-registered form in the name of Cede & Co. (DTC's partnership nominee). One or more fully-registered Debenture certificates will be issued as Global Securities for the Debentures, in the aggregate principal amount of the Debentures, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and together with Direct Participants, "Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

      Purchases of Debentures under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debentures on DTC's records. The ownership interest of each actual purchaser of Debentures ("Beneficial Owner") is in turn to be recorded on the Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debentures, except in the event that use of the book-entry system for the Debentures is discontinued.

      To facilitate subsequent transfers, all Debentures deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debentures; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Redemption notices shall be sent to Cede & Co. If less than all of the Debentures are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.
                                     S-3

      Neither DTC nor Cede & Co. will consent or vote with respect to Debentures. Under its usual procedures, DTC would mail an Omnibus Proxy to Con Edison as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      Principal, premium, if any, and interest payments on the Debentures will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or Con Edison, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of Con Edison, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursements of such payments to the Beneficial Owners shall be the responsibility of Participants.

      DTC may discontinue providing its services as securities depository with respect to the Debentures at any time by giving reasonable notice to Con Edison. Under such circumstances, in the event that a successor securities depository is not obtained, Debenture certificates are required to be printed and delivered. Con Edison may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debenture certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Con Edison believes to be reliable
(including DTC), but Con Edison takes no responsibility for the accuracy thereof.

      Neither Con Edison, the Trustee nor the Underwriter will have any responsibility or obligation to Participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any Participant with respect to any ownership interest in the Debentures, or payments to, or the providing of notice for, Participants or Beneficial Owners.

                                  UNDERWRITING

      Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") between Con Edison and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), Con Edison has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, the Debentures. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will be obligated to purchase all of the Debentures if any are purchased.

      The Underwriter has advised Con Edison that it proposes initially to offer the Debentures to the public at the Price to Public set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .40% of the principal amount of the Debentures. The Underwriter may allow, and such dealers may reallow, a discount not in excess of
 .30% of the principal amount to certain brokers and other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The Debentures are a new issue of securities with no established trading market. Con Edison has been advised by the Underwriter that it intends to make a market in the Debentures but is not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures. The Debentures will not be listed on any securities exchange.

      Con Edison has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

==============================================================================
No dealer,  salesperson  or other  individual  has been  authorized  to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the Prospectus in connection with the offer made by this Prospectus Supplement and the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Con Edison or the Underwriter. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder and thereunder shall under any circumstance create an implication that there has been no change in the affairs of Con Edison since the date hereof. This Prospectus Supplement and the Prospectus do not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.
==============================================================================



                              TABLE OF CONTENTS
                            Prospectus Supplement
                                    Page
Use of Proceeds..................S-2
Recent Developments..............S-2
Description of Debentures........S-2
Underwriting.....................S-4

                                   Prospectus

Available Information..............2
Incorporation of Certain Documents by
    Reference .....................2
Con Edison.........................3
Use of Proceeds....................4
Ratio of Earnings to  Fixed Charges4
Description of Securities..........4
Plan of Distribution..............13
Legal Matters.....................14
Experts...........................14





                              [Con Edison Logo]



                                 $105,000,000

                              7.10% Debentures,
                                  Series 1998 B
                              Due February 1, 2028











                            PROSPECTUS SUPPLEMENT






                             Merrill Lynch & Co.


                              January 29, 1998

PROSPECTUS




                Consolidated Edison Company of New York, Inc.


                               Debt Securities



      Consolidated Edison Company of New York, Inc. ("Con Edison") may issue from time to time up to $655,000,000 aggregate principal amount of unsecured debt securities ("Securities") under terms to be determined at the time of sale. The Securities may be issued in one or more series with the same or various maturities, at or above par or with an original issue discount. The specific designation, aggregate principal amount, maturity, purchase price, rate (which may be fixed or variable) and time of payment of any interest, any sinking fund, any subordination provisions, any redemption or repurchase terms and other specific terms of the Securities in respect of which this Prospectus is being delivered ("Offered Securities") are set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"), together with the terms of offering of the Offered Securities. This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.


                             --------------------


        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
                 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                    PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.


                             --------------------


      The Securities will be offered through one or more underwriters. The underwriters' discount will be set forth in, or may be calculated from, the Prospectus Supplement, and the net proceeds to Con Edison from the offering of any Offered Securities will be the public offering price of the Offered Securities less such discount, and less the other expenses of Con Edison associated with the issuance and distribution of the Offered Securities. See "Plan of Distribution."


               The date of this Prospectus is November 7, 1997.

CERTAIN PERSONS PARTICIPATING IN AN OFFERING MADE HEREBY MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH OFFERED SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                              AVAILABLE INFORMATION

      Con Edison is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information are filed by Con Edison through the Commission's Electronic Data Gathering, Analysis and Retrieval system and are publicly available through the Commission's Web site (http://www.sec.gov). Such material can also be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at the Commission's New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and at its Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 120 South LaSalle Street, Chicago, Illinois 60605 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      Con Edison's Annual Report on Form 10-K for the year ended December 31, 1996 ("1996 Form 10-K"), Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997 and Current Reports on Form 8-K, dated March 13, 1997, June 17, 1997, August 29, 1997 and
September 23, 1997 which have been filed with the Securities and Exchange Commission (File No.
1-1217), are incorporated by reference in this Prospectus.

      All documents filed by Con Edison pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this Prospectus and prior to the termination of the offering of the Securities, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      Con Edison will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this Prospectus, except that exhibits to such documents shall not be provided unless they are specifically incorporated in such documents. Requests should be directed to Con Edison Investor Services Center, P.O. Box 149, Cooper Station, New York, New York 10003 (Telephone No.: 800-522-5522).

      No person is authorized to give any information or to make any representations other than as contained in this Prospectus or the Prospectus Supplement in connection with the offer contained in this Prospectus and the Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus and the Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus and the Prospectus Supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Con Edison since the date hereof, or that the information herein is correct as of any time since its date.

                                   CON EDISON

      Con Edison, incorporated in New York State in 1884, supplies electric service in all of New York City (except part of Queens), and in most of Westchester County, New York. It supplies gas in Manhattan, The Bronx and part of Queens and Westchester, and steam in part of Manhattan. State and municipal customers within Con Edison's service territory receive electric service through Con Edison's facilities from the New York Power Authority. Con Edison's principal office is located at 4 Irving Place, New York, New York 10003 (Telephone No.:
212-460-4600).

      The New York State Public Service Commission ("PSC"), by order issued and effective May 20, 1996 in its "Competitive Opportunities" proceeding, endorsed a fundamental restructuring of the electric utility industry in New York State, based on competition in the generation and energy services sectors of the industry. The PSC, by order issued and effective September 23, 1997, approved an amended and restated settlement agreement, dated September 19, 1997, between Con Edison, the PSC staff and certain other parties (the "Settlement Agreement").

            The Settlement  Agreement provides for a transition to a competitive electric market by instituting "retail access;" a rate plan for the period ending March 31, 2002 (the "Transition"); a reasonable opportunity to recover electric "strandable costs;" the divestiture by Con Edison to unaffiliated third parties of at least 50 percent of its New York City fossil-fueled generating capacity; and, subject to shareholder and other approvals, a corporate reorganization into a holding company structure.

      For additional information about the Settlement Agreement and changes to Con Edison's business, see "Liquidity and Capital Resources - Competition and Restructuring and PSC Settlement Agreement" in Item 7 of Con Edison's 1996 Form 10-K, Con Edison's Current Report on Form 8-K, dated September 23, 1997, and "Liquidity and Capital Resources - PSC Settlement Agreement" in Item 2 of Con Edison's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997.

                                 USE OF PROCEEDS

      Except as otherwise provided in the Prospectus Supplement, the net proceeds to be received by Con Edison from the sale of the Securities will be added to the general funds of Con Edison and will be used for general corporate purposes, including the repayment of short-term debt, if any, the retirement or refinancing of other securities, and the funding of construction expenditures.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth Con Edison's ratio of earnings to fixed charges for the periods indicated:

      Twelve Months Ended           Year Ended December 31,
      September 30, 1997               1996    1995   1994    1993    1992

            4.05                       4.18   4.20     4.58   4.19    3.93

            The ratio of earnings to fixed charges has been computed based upon net income plus Federal income tax, Federal income tax deferred, investment tax credits deferred and fixed charges. Fixed charges include interest on long-term debt and other interest expense, amortization of debt expense, discount and premium, and the interest component of rentals.

                            DESCRIPTION OF SECURITIES

      The Securities are to be issued under an Indenture, dated as of December 1, 1990, between Con Edison and The Chase Manhattan Bank, as Trustee ("Trustee"), (successor to The Chase Manhattan Bank (National Association)), as amended and supplemented by a First Supplemental Indenture, dated as of March 6, 1996 (the Indenture, as amended and supplemented, is herein referred to as the "Indenture"), copies of which are included as exhibits to the registration statement of which this Prospectus is a part. Con Edison may also enter into one or more additional indentures with other trustees with respect to certain of the Securities. Any such indenture would contain covenants and other provisions similar to those described below. Reference is made to the Prospectus Supplement regarding any additional indentures under which Offered Securities will be issued.

      The Securities will be unsecured general obligations of Con Edison ranking equally and ratably in right of payment with the unsecured debt securities of Con Edison issued under the Indenture that are not subordinated obligations of Con Edison ("Subordinated Securities") and the unsecured promissory notes of Con Edison issued as collateral for, and in consideration of the net proceeds of, a like amount of tax-exempt revenue bonds issued by New York State Energy Research and Development Authority; provided, however, that if so provided in the Prospectus Supplement relating to a series of Offered Securities, the Offered Securities will be Subordinated Securities.

      There is no requirement that future issues of debt securities of Con Edison be issued under the Indenture, and Con Edison will be free to employ other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more issues of Securities, in connection with future issues of such other debt securities.

      The Indenture does not specifically restrict the ability of Con Edison to engage in transactions which could have the effect of increasing the ratio of debt to equity capitalization of Con Edison or a successor corporation. For example, the Indenture does not limit the amount of indebtedness of Con Edison, the payment of dividends by Con Edison or the acquisition by Con Edison of any of its equity securities. The Indenture also permits Con Edison to merge or consolidate or to transfer its assets, subject to certain conditions (see "Consolidation, Merger and Sale" below). Con Edison must obtain approvals from state and/or federal regulatory bodies to merge or consolidate or, with limited exceptions, to issue securities or transfer assets. For information about a fundamental restructuring of the electric utility industry in New York State and Con Edison, see "Con Edison."

      The following summary of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, including the definitions therein of certain terms.

      General: The Indenture provides that the Offered Securities and other unsecured debt securities of the Company, without limitation as to aggregate principal amount (collectively the "Indenture Securities"), may be issued in one or more series, in each case as authorized from time to time by Con Edison.

      Reference is made to the Prospectus Supplement relating to the Offered Securities for the following terms:

  (1)   the title of the Offered Securities;

  (2)   the aggregate principal amount of the Offered Securities;

  (3) the percentage of the principal amount representing the price for which the Offered Securities shall be issued;

  (4) the date or dates on which the principal of, and premium, if any, on the Offered Securities shall be payable;

  (5) the rate or rates (which may be fixed or variable) at which the Offered Securities shall bear interest, if any, or the method by which such rate or rates shall be determined;

  (6) if the amount of payments of the principal of, premium, if any, or interest, if any, on the Offered Securities may be determined with reference to an index, formula or other method, the manner in which such amounts shall be determined;

  (7) the date or dates from which any such interest shall accrue, or the method by which such date or dates shall be determined, the dates on which any such interest shall be payable and any record dates therefor;

  (8) the place or places where the principal of, and premium, if any, and interest, if any, on the Offered Securities shall be payable;

  (9) the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which the Offered Securities may be redeemed, in whole or in part, at the option of Con Edison;

  (10) the obligation, if any, of Con Edison to redeem, purchase or repay the Offered Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which the Offered Securities shall be redeemed, purchased or repaid pursuant to such obligation;

  (11) whether the Offered Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Global Securities;

  (12)  if  other  than   $1,000  or  an   integral   multiple   thereof,   the
        denominations in which the Offered Securities shall be issued;

  (13) if other than the principal amount thereof, the portion of the principal amount of the Offered Securities payable upon declaration of acceleration of the maturity of the Offered Securities;

  (14) any deletions from or modifications of or additions to the Events of Default set forth in Section 6.01 of the Indenture pertaining to the Offered Securities;

  (15) the provisions, if any, relating to the cancellation and satisfaction of the Indenture with respect to the Offered Securities prior to the maturity thereof pursuant to Section 12.02 of the Indenture (see "Satisfaction and Discharge of Indenture; Defeasance");

  (16) the terms, if any, upon which Con Edison may elect not to pay interest on an interest payment date;

  (17)  the provisions,  if any,  relating to the  subordination of the Offered
        Securities   pursuant   to   Article   15   of   the   Indenture   (see
        "Subordination"); and

  (18) any other terms of the Offered Securities not inconsistent with the provisions of the Indenture and not adversely affecting the rights of any other series of Indenture Securities then outstanding. (Section 2.03)

      Con Edison may authorize the issuance and provide for the terms of a series of Indenture Securities pursuant to a resolution of its Board of Trustees or any duly authorized committee thereof or pursuant to a supplemental indenture. The provisions of the Indenture described above permit Con Edison, in addition to issuing Indenture Securities with terms different from those of Indenture Securities previously issued, to "reopen" a previous issue of a series of Indenture Securities and to issue additional Indenture Securities of such series.

      The Indenture Securities will be issued only in registered form without coupons and, unless otherwise provided with respect to a series of Indenture Securities, in denominations of $1,000 and integral multiples thereof. (Section 2.02) Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities (see "Global Securities"). One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Indenture Securities of the series to be represented by such Global Security or Global Securities. (Section 2.01) No service charge will be made for any transfer or exchange of Indenture Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.05)

      One or more series of the Indenture Securities may be issued with the same or various maturities at par or at a discount. Offered Securities bearing no interest or interest at a rate which at the time of issuance is below the market rate ("Original Issue Discount Securities") will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

      Subordination: If the Prospectus Supplement relating to a particular series of Indenture Securities so provides, such securities will be Subordinated Securities and the payment of the principal of, premium, if any, and interest on the Subordinated Securities will be subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness to the extent set forth in the next paragraph. (Section 15.01)

      In the event (a) of any distribution of assets of Con Edison in bankruptcy, reorganization or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of assets and liabilities of Con Edison, except for a distribution in connection with a consolidation, merger, sale, transfer or lease permitted under the Indenture (see
"Consolidation, Merger and Sale"), or (b) the principal of any Senior Indebtedness shall have been declared due and payable by reason of an event of default with respect thereto and such event of default shall not have been rescinded, then the holders of Subordinated Securities will not be entitled to receive or retain any payment, or distribution of assets of Con Edison, in respect of the principal of, premium, if any, and interest on the Subordinated Securities until the holders of all Senior Indebtedness receive payment of the full amount due in respect of the principal of, premium, if any, and interest on the Senior Indebtedness or provision for such payment on the Senior Indebtedness shall have been made. (Section 15.02)

      Subject to the payment in full of all Senior Indebtedness, the holders of the Subordinated Securities shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions applicable to the Senior Indebtedness until all amounts owing on the Subordinated Securities shall be paid in full. (Section 15.03)

      "Senior Indebtedness" means all indebtedness of Con Edison for the repayment of money borrowed (whether or not represented by bonds, debentures, notes or other securities) other than the indebtedness evidenced by the Subordinated Securities and any indebtedness subordinated to, or subordinated on parity with, the Subordinated Securities. "Senior Indebtedness" does not include customer deposits or other amounts securing obligations of others to Con Edison. (Section 15.01)

      The Indenture does not limit the aggregate amount of Senior Indebtedness that Con Edison may issue. As of December 31, 1996, $4.1 billion of Senior Indebtedness was outstanding.

      Redemption: If the Prospectus Supplement relating to a particular series of Indenture Securities so provides, such securities will be subject to redemption at the option of Con Edison. Notice of any redemption of Indenture Securities shall be given to the registered holders of such securities not less than 30 days nor more than 60 days prior to the date fixed for redemption. If less than all of a series of Indenture Securities are to be redeemed, the Trustee shall select, in such manner as in its sole discretion it shall deem appropriate and fair, the Indenture Securities of such series or portions thereof to be redeemed.

      Global Securities: The Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the Prospectus Supplement relating thereto. Unless and until it is exchanged in whole or in part for Indenture Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. (Sections
2.01 and 2.05)

      The specific terms of the depositary arrangement with respect to any Indenture Securities of a series will be described in the Prospectus Supplement relating thereto. Con Edison anticipates that the following provisions will apply to all depositary arrangements.

      Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book entry registration and transfer system, the respective principal amounts of the Indenture Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by the underwriters through which such Indenture Securities were sold. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

      So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Indenture Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Indenture Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Indenture Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

      Payments of principal of, premium, if any, and interest, if any, on Indenture Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Indenture Securities. None of Con Edison, the Trustee or any paying agent for such Indenture Securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for such Indenture Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      Con Edison expects that the Depositary for Indenture Securities of a series, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a Global Security will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. Con Edison also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities registered in "street name," and will be the responsibility of such participants.

      If a Depositary for Indenture Securities of a series is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by Con Edison within 90 days, Con Edison will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing the Indenture Securities of such series. In addition, Con Edison may at any time and in its sole discretion determine not to have any Indenture Securities of a series represented by one or more Global Securities and, in such event, will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing such Indenture Securities. Further, if Con Edison so specifies with respect to the Indenture Securities of a series, each person specified by the Depositary of the Global Security representing Indenture Securities of such series may, on terms acceptable to Con Edison and the Depositary for such Global Security, receive Indenture Securities of the series in definitive form. In any such instance, each person so specified by the Depositary of the Global Security will be entitled to physical delivery in definitive form of Indenture Securities of the series represented by such Global Security equal in principal amount to such person's beneficial interest in the Global Security.

      Payments and Paying Agents: Payment of principal of and premium, if any, on Indenture Securities will be made against surrender of such Indenture Securities at the Con Edison Investor Services Center, 4 Irving Place, Room 215-S, New York, New York 10003. Unless otherwise indicated in the Prospectus Supplement, payment of any installment of interest on Indenture Securities will be made to the person in whose name such Indenture Security is registered at the close of business on the record date for such interest. Unless otherwise indicated in the Prospectus Supplement, payments of such interest will be made at the Con Edison Investor Services Center, or by a check mailed to each holder of an Indenture Security at such holder's registered address.

      All moneys paid by Con Edison to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any Indenture Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Con Edison and the holder of such Indenture Security entitled to receive such payment will thereafter look only to Con Edison for payment thereof. (Section 12.05) However, any such payment shall be subject to escheat pursuant to state abandonment property laws.

      Consolidation, Merger and Sale: The Indenture permits Con Edison, without the consent of the holders of any of the Indenture Securities, to consolidate with or merge into any other corporation or sell, transfer or lease its assets as an entirety or substantially as an entirety to any person, provided that: (i) the Successor is a corporation organized under the laws of the United States of America or any state thereof; (ii) the Successor assumes Con Edison's obligations under the Indenture and the Indenture Securities; (iii) immediately after giving effect to the transaction, no Event of Default (see "Default and Certain Rights on Default") and no event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 11.02) The Indenture does not restrict the merger of another corporation into Con Edison.

      Modification of the Indenture: The Indenture contains provisions permitting Con Edison and the Trustee, without the consent of the holders of the Indenture Securities, to establish, among other things, the form and terms of any series of Indenture Securities issuable thereunder by one or more supplemental indentures, and, with the consent of the holders of a majority in aggregate principal amount of the Indenture Securities of any series at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to Indenture Securities of such series, or modifying in any manner the rights of the holders of the Indenture Securities of such series; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity, or the earlier optional date of maturity, if any, of any Indenture Security of a particular series or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate or extend the time of payment of interest thereon, or make the principal thereof or premium, if any, or interest thereon payable in any coin or currency other than that provided in the Indenture Security, without the consent of the holder of each Indenture Security so affected, or (ii) reduce the principal amount of Indenture Securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Indenture Securities of such series outstanding thereunder.
(Sections 10.01 and 10.02)

      Default and Certain Rights on Default: The Indenture provides that the Trustee or the holders of 25% or more in aggregate principal amount of Indenture Securities of a series outstanding thereunder may declare the principal of all Indenture Securities of such series to be due and payable immediately, if any Event of Default with respect to such series of Indenture Securities shall occur and be continuing. However, if all defaults with respect to Indenture Securities of such series (other than non-payment of accelerated principal) are cured, the holders of a majority in aggregate principal amount of the Indenture Securities of such series outstanding thereunder may waive the default and rescind the declaration and its consequences. Events of Default with respect to a series of Indenture Securities include (unless specifically deleted in the supplemental indenture or Board Resolution under which such series of Indenture Securities is issued, or modified in any such supplemental indenture):

   (i) failure to pay interest when due on any Indenture Security of such series, continued for 30 days;

   (ii) failure to pay principal or premium, if any, when due on any Indenture Security of such series;

   (iii) failure to perform any other covenant of Con Edison in the Indenture or the Indenture Securities of such series (other than a covenant included in the Indenture or the Indenture Securities solely for the benefit of series of Indenture Securities other than such series), continued for 60 days after written notice from the Trustee or the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder;

   (iv)  certain events of bankruptcy, insolvency or reorganization; and

   (v) any other Event of Default as may be specified for such series. (Section 6.01)

      The Indenture provides that the holders of a majority in aggregate principal amount of the Indenture Securities of any series outstanding thereunder may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee with respect to Indenture Securities of such series and may on behalf of all holders of Indenture Securities of such series waive any past default and its consequences with respect to Indenture Securities of such series, except a default in the payment of the principal of or premium, if any, or interest on any of the Indenture Securities of such series. (Section 6.06)

      Holders of Indenture Securities of any series may not institute any proceeding to enforce the Indenture unless the Trustee thereunder shall have refused or neglected to act for 60 days after a request and offer of satisfactory indemnity by the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder, but the right of any holders of Indenture Securities of any series to enforce payment of principal of or premium, if any, or interest on his Indenture Securities when due shall not be impaired. (Section 6.04)

      The Trustee is required to give the holders of Indenture Securities of any series notice of defaults with respect to such series (Events of Default summarized above, exclusive of any grace period and irrespective of any requirement that notice of default be given) known to it within 90 days after the happening thereof, unless cured before the giving of such notice, but, except for defaults in payments of principal of, premium, if any, or interest on the Indenture Securities of such series, the Trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of such holders. (Section 6.07)

      Con Edison is required to deliver to the Trustee each year an Officers' Certificate stating whether such officers have obtained knowledge of any default by Con Edison in the performance of certain covenants and, if so, specifying the nature thereof. (Section 4.06)

      Concerning the Trustee: The Indenture provides that the Trustee shall, prior to the occurrence of any Event of Default with respect to the Indenture Securities of any series and after the curing or waiving of all Events of Default with respect to such series which have occurred, perform only such duties as are specifically set forth in the Indenture. During the existence of any Event of Default with respect to the Indenture Securities of any series, the Trustee shall exercise such of the rights and powers vested in it under the Indenture with respect to such series and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 7.01)

      The Trustee may acquire and hold Indenture Securities and, subject to certain conditions, otherwise deal with Con Edison as if it were not Trustee under the Indenture. (Section 7.04)

      The Chase Manhattan Bank, which is the Trustee under the Indenture, participates in providing Con Edison's bank line of credit, and is a depository for funds and performs other services for, and transacts other banking business with, Con Edison in the normal course of business.

      Satisfaction and Discharge of Indenture; Defeasance: The Indenture may be discharged upon payment of the principal of, premium, if any, and interest on all the Indenture Securities and all other sums due under the Indenture. In addition, the Indenture provides that if, at any time after the date of the Indenture, Con Edison, if so permitted with respect to Indenture Securities of a particular series, shall deposit with the Trustee, in trust for the benefit of the holders thereof, (i) funds sufficient to pay, or (ii) such amount of obligations issued or guaranteed by the United States of America as will, or will together with the income thereon without consideration of any reinvestment thereof, be sufficient to pay, all sums due for principal of, premium, if any, and interest on the Indenture Securities of such series, as they shall become due from time to time, and certain other conditions are met, the Trustee shall cancel and satisfy the Indenture with respect to such series to the extent provided therein. (Sections 12.01 and 12.02) The Prospectus Supplement describing the Indenture Securities of such series will more fully describe the provisions, if any, relating to such cancellation and satisfaction of the Indenture with respect to such series.

     Reports Furnished Securityholders: Con Edison will furnish the holders of Indenture Securities copies of all annual financial reports distributed to its stockholders generally as soon as practicable after the mailing of such material to the stockholders. (Section 4.07)
                              PLAN OF DISTRIBUTION

      Con Edison will offer the Securities through one or more underwriters. The names of the managing underwriter or underwriters and any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to the offering of the Offered Securities. Only underwriters named in a Prospectus Supplement will be deemed to be underwriters in connection with the Offered Securities described therein. Firms not so named will have no direct or indirect participation in the underwriting of such Offered Securities, although such a firm may participate in the distribution of such Offered Securities under circumstances entitling it to a dealer's commission. It is anticipated that any underwriting agreement pertaining to any Offered Securities will (1) entitle the underwriters to indemnification by Con Edison against certain civil liabilities under the Securities Act of 1933, as amended, or to contribution for payments the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (3) provide that the underwriters generally will be obligated to purchase all Offered Securities if any are purchased. The underwriters may engage in transactions with, or perform services for, Con Edison in the ordinary course of business.

      In connection with an offering made hereby, the underwriters may purchase and sell the Offered Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with an offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or delaying a decline in the market price of the Offered Securities, and short positions created by the underwriters involve the sale by the underwriters of a greater aggregate principal amount of Offered Securities than they are required to purchase from Con Edison. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Offered Securities sold in the offering may be reclaimed by the underwriters if such Offered Securities are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Offered Securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be affected in the over-the-counter market or otherwise.

      The anticipated date of delivery of the Offered Securities will be as set forth in the Prospectus Supplement relating to the offering of such Securities.

                                  LEGAL MATTERS

      The validity of the Securities and certain other related legal matters will be passed upon for Con Edison by Peter J. O'Shea, Jr., Esq., Senior Vice President and General Counsel. Certain legal matters in connection with the Securities will be passed upon for the Underwriters by Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019-6092.

                                     EXPERTS

      The consolidated financial statements incorporated in this Prospectus by reference to Con Edison's 1996 Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.